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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.  Name and Address of Reporting Person*

       PETERSON                     JEFFREY                           K
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        (Last)                      (First)                        (Middle)

       1707 Waldemere Street
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                                   (Street)

       SARASOTA                       FL                              34239
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        (City)                      (State)                           (Zip)

CENTRAL EUROPEAN DISTRIBUTION CORP. (CEDC)
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2.  Issuer Name and Ticker or Trading Symbol

    CEDC
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3.  IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.  Statement for Month/Year

    5/02
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer
    (Check all applicable)

    [X] Director                         [X] 10% Owner
    [_] Officer (give title below)       [_] Other (specify below)

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7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X] Form filed by One Reporting Person
    [_] Form filed by More than One Reporting Person

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            Table I--Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned

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
                                                                                                6.
                                                   4.                            5.             Owner-
                                                   Securities Acquired (A) or    Amount of      ship
                                     3.            Disposed of (D)               Securities     Form:      7.
                                     Transaction   (Instr. 3, 4 and 5            Beneficially   Direct     Nature of
                      2.             Code          ----------------------------  owned at End   (D) or     Indirect
1.                    Transaction    (Instr. 8)                   (A)            of Month       Indirect   Beneficial
Title of Security     Date           -------------   Amount        or     Price  (Instr. 3      (I)        Ownership
(Instr. 3)            (mm/dd/yy)     Code      V                  (D)            and 4)         (Instr. 4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------
CEDC Common Stock     5/13/02        S              2,500          D      16.38                     D
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CEDC Common Stock     5/14/02        S              6,000          D      16.74                     D
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CEDC Common Stock     5/15/02        S              2,000          D      17.22                     D
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CEDC Common Stock     5/16/02        S              2,000          D      17.65                     D
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CEDC Common Stock     5/20/02        S                500          D      18.10     593,740         D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                            5. Number of
Derivative                                                                                                     Securities
Acquired
 1. Title of Derivative   2. Conversion of Exercise          3. Transaction Date     4. Transaction            (A) or Disposed of
                                                                                                               (D)
                                                                                        Code (Instr. 8)        (Instr. 3, 4, and 5)
    Security (Instr. 3)      Price of  Derivative Security       Month/Day/Year)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                       Code  V (A) (D)

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

Nature of              7. Title and
Indirect                  Amount of         8. Price of    9. Number of               10. Ownership                  11. Nature
6. Date Exercisable       Underlying           Derivative     Derivative Securities       Form of Derivative             of Indirect
   Beneficial             Securities           Security       Beneficially Owned at       Security                       Beneficial
   and Expiration Date    (Instr. 3 and 4)     (Instr. 5)     End of Month (Instr. 4)     Direct (D) or Indirect (I)     Ownership
   ownership                                                                              (Instr. 4)                     (Instr. 4)
   (Month/Day/ Year)
   (Instr. 4)
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(D)  Date           Expiration     Title    Amount or
     Exercisable    Date                    Number of
                                            Shares

                           (Print or Type Responses)

(Form 4-07/98)                                                            (Over)

Explanation of Responses:

**   Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.

        /s/ JEFFREY PETERSON                      6/10/02
-----------------------------------------  -----------------
     **Signature of Reporting Person              Date

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 5 for procedure.